THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES ACQUIRED HEREUNDER MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of December 5, 2019, by and between BIOETHICS, LTD., a Nevada corporation (“Issuer”), and FIRST FEDERAL MANAGEMENT GROUP, INC., a Utah corporation (“Subscriber”).

RECITALS

A.Subscriber is party to that certain Contribution and Subscription Agreement dated as of the date hereof between Subscriber and Atlanta Income & Asset Group, Inc., a Utah corporation, pursuant to which Atlanta contributed, assigned and transferred to Subscriber the assets set forth on Schedule 1 (the “Assets”).

B.Subscriber wishes to contribute, assign and transfer to Issuer, and Issuer wishes to accept from Subscriber, the Assets in exchange for the issuance to Subscriber of 220,000,000 shares of common stock of Issuer (the “Issuer Shares”) representing 95% of the issued and outstanding shares of Issuer on a fully diluted basis, on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Contribution. Upon execution of this Agreement, Subscriber will contribute, transfer and assign to Issuer all of Subscriber’s rights, title and interest in and to the Assets, free and clear of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest (collectively, “Lien”) and Issuer hereby accepts such contribution, transfer and assignment. Simultaneously with such contribution, transfer and assignment, Issuer will issue to Subscriber the Issuer Shares. The issuance of the Issuer Shares to Subscriber hereunder is intended to be exempt from registration under the Securities Act pursuant to Regulation D thereunder.

2.Closing Deliverables. On or prior to execution of this Agreement, Subscriber and, as the case may be, Issuer shall provide to Issuer the following:

(a)a deed transferring the real property Assets from Subscriber to Issuer; and

(b)consents reasonably satisfactory to Issuer pursuant to which each lender holding a lien on any part of the Assets consents to the contribution and transfer of the Assets from Subscriber to Issuer and waiving any “due-on-sale” or similar rights held by such lender, including a consent from Robert Harris (“Harris”) (the “Harris Consent”, and together with the other consents mentioned in this Section 2(c), the “Consents”), as holder of that certain Promissory Note dated January 22, 2019 and that certain Amended & Restated Promissory Note dated March 5, 2019 (the “Promissory Notes”), in each case made by Subscriber in favor of Harris and secured by that certain Deed of Trust with Assignment of Leases and Rents recorded January 23, 2019 in the office of the Cache County Recorder as Entry No. 1211967, and that certain Deed of Trust with Assignment of Leases recorded January 22, 2019 in the office of the Utah County Recorder as Entry No. 5442:2019, respectively (as amended prior to the date hereof, the “Harris Deeds of Trust”).

3.Representations and Warranties of Subscriber. Subscriber represents and warrants that:

3.1Subscriber is validly existing and in good standing under the laws of the State of Utah and has full legal capacity, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Subscriber and, assuming due authorization, execution and delivery by Issuer, is the legal, valid and binding obligation of Subscriber, enforceable in accordance with its terms (except as enforceability may be limited by principles of public policy, applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity)).

3.2Subscriber has been advised that the Issuer Shares have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exception from such registration requirements is available.  Subscriber is aware that Issuer is under no obligation to effect any such registration with respect to the Issuer Shares or to file for or comply with any exemption from registration.

3.3Subscriber is acquiring the Issuer Shares for its own account and not (except as provided in this Agreement) with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

3.4Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of such investment, and Subscriber is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

3.5Subscriber is an accredited investor as that term is defined in Regulation D under the Securities Act.

3.6Subscriber has had and continues to have an opportunity (i) to question and to receive information from Issuer concerning Issuer and Subscriber’s investment in the Issuer Shares and (ii) to obtain any and all additional information necessary to verify the accuracy of any information which Subscriber deems relevant to make an informed investment decision as to the acquisition of the Issuer Shares; provided, that Issuer possesses such information or can acquire it without unreasonable effort or expense. Subscriber and Subscriber’s advisers have also been provided an opportunity to review and ask questions about this Agreement as well as any other ancillary documents.

3.7Subscriber has had the opportunity to consult its own independent legal, tax, accounting and other advisors with respect to Subscriber’s rights and obligations under this Agreement and the tax consequences to itself of the acquisition, receipt or ownership of the Issuer Shares, including the tax consequences under federal, state, local, and other income tax laws of the United States or any other country and the possible effects of changes in such tax laws.

3.8Subscriber understands and agrees that the investment in Issuer involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Issuer Shares or the future profitability or success of Issuer.

3.9Subscriber hereby acknowledges and agrees that (a) there is no current public market for the Issuer Shares, none is expected to develop and the Issuer Shares are subject to substantial restrictions on transferability, and (b) as a result of such matters and other factors, the Issuer Shares are difficult to value.  Subscriber hereby further acknowledges and agrees that the acquisition of the Issuer Shares involves significant risks, including the possible loss of all or part of the value of such Issuer Shares. Subscriber is able to bear the economic risk of its investment in the Issuer Shares for an indefinite period of time because the Issuer Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.10Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Subscriber is subject or, except for the Consents, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Subscriber is a party or by which it is bound or to which any of its assets is subject.

3.11Subscriber hereby acknowledges and agrees that (i) Issuer and/or its subsidiaries have incurred and may incur in the future a substantial amount of senior or other indebtedness and (ii) there may be additional issuances of equity securities of Issuer after the date hereof and the equity interests of Subscriber may be diluted in connection with any such issuance.

3.12Subscriber has the sole record and beneficial ownership of the Assets, free and clear of all Liens of any kind, except for the Harris Deeds of Trust.  Upon the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, Issuer will acquire good, valid and marketable title to the Assets, free and clear of all Liens of any kind, except for the Harris Deeds of Trust.

4.Representations and Warranties of Issuer.  Issuer represents and warrants that:

4.1Issuer is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.2This Agreement has been duly executed and delivered by such company and is the legal, valid and binding obligation of such company, enforceable in accordance with its terms (except as enforceability may be limited by principles of public policy, applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity)).

4.3Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such company is subject or any provision of such company’s constitutional documents (including, with respect to Issuer, Issuer’s articles of incorporation), or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such company is a party or by which it is bound or to which any of its assets is subject.

4.4When issued in accordance with this Agreement, the Issuer Shares to be issued to Subscriber will be duly authorized, validly issued, fully paid and non-assessable, Subscriber will acquire good and valid title to the Issuer Shares, free and clear of all Liens of any kind (other than applicable securities laws), and the Issuer Shares will not be issued in violation of any preemptive rights or other agreements or restrictions to which Issuer is bound.

4.5Assuming the accuracy of the representations and warranties contained herein, to Issuer’s knowledge, the offer, sale and issuance of the Issuer Shares hereunder will be exempt from the registration requirements of the Securities Act.

4.6The Issuer Shares have been duly and validly authorized and, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable;

4.7Copies of the Certificate of Incorporation and Bylaws of Issuer are attached hereto as Exhibit A, and such documents as currently in effect are true, complete and correct.

4.8The Company has filed in a timely manner with the Securities and Exchange Commission (the “Commission”) all reports required to be filed and is “current” in its reporting obligations (collectively, the “SEC Reports”).  As of their respective dates, the SEC Reports comply in all material respects with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the “Exchange Act”) and the rules and regulations promulgated thereunder and none of the SEC Reports contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the statements made in any such SEC Reports is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof).  Other than the letters from the SEC filed on Edgar, the Company has not received any other communication from the SEC, FINRA or any other regulatory authority regarding any SEC Report or any disclosure contained therein.

4.9Issuer and its subsidiaries and affiliated entities maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act that is designed to ensure that information required to be disclosed by Issuer in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Issuer’s management as appropriate to allow timely decisions regarding required disclosure. Issuer and its subsidiaries and affiliated entities have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

4.10Issuer is in compliance with (i) all state and federal securities laws, including the Exchange Act and the Securities Act, and (ii) all applicable laws, regulations and rules associated with any public securities exchange on which Issuer’s shares are traded.

5.Acknowledgments by Subscriber; Registration of the Issuer Shares; Reverse Split. As an inducement to Issuer to issue the Issuer Shares to Subscriber and as a condition thereto, Subscriber acknowledges and agrees that neither the issuance of the Issuer Shares to Subscriber hereunder nor any provision contained herein will entitle Subscriber to receive or purchase any additional shares in Issuer unless otherwise approved by Issuer.  Notwithstanding anything to the contrary herein, Issuer covenants and agrees that promptly following the date hereof, Issuer will register the Issuer Shares, together with all other shares of Issuer not currently registered, under the Exchange Act in compliance with all applicable U.S. state and federal securities laws, including Section 12(b) of the Exchange Act.  Issuer and Subscriber further acknowledge and agree that it is the intent of both parties, and each party hereby agrees to use commercially reasonable efforts following the date hereof, to enact a 1-for-10 reverse split of Issuer’s outstanding Common Stock (the “Reverse Stock Split”) pursuant to which each ten (10) shares of Issuer’s issued and outstanding Common Stock as of the close of business on the effective date of the director’s resolutions approving the Reverse Stock Split will be converted automatically into one (1) share of Issuer’s post-reverse stock split Common Stock.

6.Transaction Intended to be a “Tax Free” Exchange; Subscriber’s Indemnification. This transaction is intended to qualify as a transfer under Section 351(a) of the Internal Revenue Code.  Subscriber acknowledges that Subscriber is not relying on the Issuer or the Issuer’s advisors in respect to the federal income tax consequences to Subscriber of acquiring the Issuer Shares.

7.Adjustment.  Subscriber agrees that upon the written request of Issuer, Subscriber will vote all of the Issuer Shares to amend the Issuer’s Articles of Incorporation (the “Articles”) to increase (but not decrease) the Preferred Liquidation Amount (as such term is defined in the Articles) to equal the value of the Assets, on or about the date hereof, determined by an appraisal of the value of the Assets performed after the date hereof (taking into account any reduction for liabilities assumed or deemed assumed by Issuer), whether such appraisal is performed on behalf of Issuer or an affiliate of Issuer, to the extent such appraisal appraises the value of the assets at an amount greater than the Preferred Liquidation Amount set forth in the Articles as of the date hereof.  Subscriber hereby grants each director of Issuer a proxy (which shall be deemed to be coupled with an interest and irrevocable) to vote the Issuer Shares held by Subscriber and exercise any consent rights applicable thereto in favor of amending the Articles as set forth in this Section 7; provided, however, that the director shall not exercise such power-of-attorney or proxy with respect to Subscriber unless Subscriber is in breach of his obligations under this Section 7. Subscriber hereby agrees to indemnify, defend and hold the director harmless against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

8.Indemnities. Each of Issuer, on the one hand, and Subscriber, on the other hand agree to indemnify and hold harmless the other from and against all losses, damages, liabilities, and expenses (including without limitation reasonable attorneys’ fees and charges) resulting from any breach of any representation, warranty or agreement of such party in this Agreement or any misrepresentation by such party in this Agreement.

9.Intended Tax Treatment.  Issuer intends that the contribution of the Assets by Subscriber to Issuer in exchange for the Issuer Shares as contemplated by this Agreement qualifies as a contribution of property to a corporation for shares of the corporation as described in Section 351 of the Internal

Revenue Code of 1986.

10.Miscellaneous.

10.1Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter hereof.

10.2Amendment. This Agreement can be changed only by an instrument in writing signed by all parties hereto.

10.3Assignment.  This Agreement will bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, further, that Issuer may, without the prior written consent of Subscriber assign all or any portion of its rights and/or delegate its obligations, in each case, under this Agreement to one or more of its respective affiliates and to any purchaser of a substantial portion of the assets of Issuer and its subsidiaries, as applicable (whereupon such company shall cease to have any further liability hereunder only to the extent such affiliate or purchaser assumes its obligations hereunder). Any purported assignment in violation of the foregoing shall be void.

10.4Survival.  All covenants, agreements, representations and warranties made in this Agreement by Subscriber or Issuer will survive the execution and delivery hereof.

10.5Counterparts. This Agreement may be executed in any number of counterparts (including in PDF format), each of which will be deemed an original but all of which will together constitute one and the same instrument.

10.6Notices.  Any party can change its address for notice purposes by giving written notice to the other party.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing and will be sent by (a) facsimile transmission or electronic mail in PDF format; (b) nationally-recognized courier service; or (c) certified mail, return receipt requested, postage prepaid, and will be addressed to the parties at the following facsimile numbers or mailing or e-mail addresses:

Notices to Issuer

BIOETHICS, LTD.

1661 Lakeview Circle

Ogden, UT 84403

Telephone:  801-399-3632

Attn: Mark Scharmann

Email: markscharm@comcast.net

Notices to Subscriber

FIRST FEDERAL MANAGEMENT GROUP, INC.

2981 S PIKA DR

WEST VALLEY CITY, UT 84128Attn: J. Simmons

Email: downsouthland@gmail.com

10.7Governing Law.  This Agreement and all claims arising hereunder or in connection herewith will be governed by and construed in accordance with the domestic\ substantive laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10.8WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.9Reliance.  Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first above written.

ISSUER:

BIOETHICS, LTD.

By:/s/ Mark Scharmann

Name: Mark Scharmann

Title: President, CEO

SUBSCRIBER:

FIRST FEDERAL MANAGEMENT GROUP, INC.

By:/s/ J. Simmons

Name:

Title:

SCHEDULE 1

ASSETS

(1)Fee simple title to 240 acres of real property located in Utah County, Utah, otherwise known as the “Eagle Mountain/Fairfield Property”.

The West One-Half of Section 1, Township 7 South, Range 2 West, Salt Lake Base and Meridian, and also described as "The South Half of the Northwest Quarter; Southwest Quarter; Lots 3 and 4 of Section 1, Township 7 South, Range 2 West, Salt Lake Base and Meridian."

(2)Fee simple title to 9.23 acres of real property located in Summit County, Utah, otherwise known as the “Kamas Property”.

Parcel Number: KT-621

BEG 3 RODS S & 42.2 RODS E OF NW COR SEC 20 T2SR6E SLM; TH S 75 RODS; E 18 RODS NE 75 RODS; W 21.9 RODS TO BEG CONT 9.23 AC TWD-45 VWD486 M48-98 M81-812 M189-191 395-696 538-637 (BDY AGREEMENT 1079-323) (NOTE: BDY AGREEMENT 1110-507 ESTABLISHES THE FOLLOWING DESC AS THE E BOUNDARY OF THE ABOVE PARCEL: COMM AT A PT THREE RODS S & SIXTY-THREE & ONE-FIFTH RODS, NINE LINKS, E FROM THE NW COR OF SEC 20 T2SR6E SLBM & RUN S 02*33'54" W 1246.22 FT M/L TO AN OLD EXISTING FENCE LINE) 1110-507 (SEE QCD-1337-559 JEROLD M BUTLER TO HERITAGE ACRES LTD) (NOTE: ANNEXATION #735242 IS A FENCE LINE SURVEY; THE LOCATION OF THIS PARCEL TO THE SURVEY IS UNCERTAIN; FOR PURPOSES OF ASSESSMENT THE ENTIRE PARCEL IS ASSUMED TO BE ANNEXED) 1953-170 (SEE QCD-2011-173 LORNA C BUTLER & HERITAGE ACRES LTD TO KAM1 LLC)

JERALD MICHAEL BUTLER & SUSAN FUGAL BUTLER TRUSTEES OF THE JERALD MICHAEL BUTLER TRUST UND 50% INT;

JERALD MICHAEL BUTLER & SUSAN FUGAL BUTLER TRUSTEES OF THE SUSAN FUGAL BUTLER TRUST UND 50% INT 1953-170; AS TENANTS IN COMMON

(3)All rights, title and interest in and to the Real Estate Purchase Contract for Land, having an Offer Reference Date of August 14, 2019, between Assignor, as Buyer, and D. LaVell Cummings, as Seller, pertaining to the purchase and sale of approximately 160 acres of land (Parcel No. 59-019-004 and 59-019-005) for Two Million Four Hundred Thousand and 00/100 Dollars ($2,400,000.00).

(4)Fee simple title to the following real property located in Cache County, Utah, otherwise known asn the Nibley Property, together with and subject to all rights, title, interests and obligations in and to the Real Estate Purchase and Sale Agreement, by and between Atlanta Income & Asset Group, Inc. and Green Haven Homes, LLC, dated May 28, 2019, as amended prior to the date hereof.

Part of the Southeast Quarter and Northeast Quarter of Section 33, Township 11 North, Range 1 East of the Salt Lake Base and Meridian described as follows: Beginning South 00°14'10" East 2681.56 feet and South 89°45'50" West 69.19 feet of the Northeast corner of said Section 33, said point being by record West 56.5 feet; South 15.31 feet and South 31°36'00" West 19.08 feet of the Southeast corner of the Northeast Quarter of said Section 33, said point being a highway right of way marker which lies at the intersection of the West right of way line of State Road 165 and the North right of way line of Hyrum City Street 600 East; and running thence South 31°08'24" West along the North right of way line of 600 East Street 217.55 feet (216.54 feet by record); thence North 88°49'55" West 1147.50 feet (West 1155' by record) to an existing fence and a point which is be record on the West line of the Northeast Quarter of the Southeast Quarter of said Section 33; thence North 00°16'01" East (North by record) along said fence 353.23 feet to a fence intersection; said point being North 132.0 feet by record from the Northwest corner of the Northeast Quarter of the Southeast Quarter of said Section 33; thence South 88°59'06" East along an existing fence and its extension 1089.91 feet to an existing fence; thence North 34°14'11" East along an existing fence 225.31 feet; thence along the South bank of an existing ditch in the following three courses: (1) North 51°55'44" East 36.74 feet; (2) North 02°31'14" East 32.50 feet; (3) North 30°11'42" East 28.56 feet to the West line of State Road 165; thence Southerly along the West right of way of State Road 165 in the following three courses: (1) South 00°14'10" East 82.70 feet; (2) South 89°03'38" West 5.00 feet; (3) South 00°15'00" East, 354.40 Feet (358.07 feet by record) to the beginning.

TOGETHER WITH a right of way over the West 60 feet of the following described property:

Beginning at a point 89.25 rods East and 8 rods North of the Southwest corner of the Northeast Quarter of Section 33, Township 11 North, Range 1 East; thence East 20 rods; thence North 40 rods; thence West 20 rods; thence South 40 rods to beginning.

(5)All rights, title and interest to the Agreement Regarding Assignment and Assumption of Real Estate Contract, by and between Atlanta Income & Asset Group, Inc. and Green Haven Homes, LLC, dated May 30, 2019.

(6)That certain Promissory Note dated as of the date hereof made by J. Simmons in favor of Atlanta Income & Asset Group, Inc.

EXHIBIT A

ISSUER ARTICLES OF INCORPORATION AND BYLAWS

See attached.

4845-2820-1645, v. 5